Exhibit 5.2

July 19, 2024

KWESST Micro Systems Inc.

155 Terence Matthews Crescent,

Unit #1, Ottawa, Ontario, K2M 2A8

Re: Registration Statement on Form F-1 (File No. 333-279407)

Ladies and Gentlemen:

We have acted as United States counsel to KWESST Micro Systems Inc., a corporation incorporated under the laws of British Columbia, Canada (the "Company"), in connection with the Registration Statement on Form F-1 to which this opinion letter is attached as Exhibit 5.2, as amended from time to time (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of an aggregate of up to US$5,750,000 of (i) common shares of the Company, no par value (the "Common Shares"), and/or (ii) pre-funded warrants of the Company, each to purchase one Common Share (the "Pre-funded Warrants") (the "Offering"), including Common Shares representing up to 15% of the Common Shares sold in the Offering (the "Over-Allotment Shares"), and/or Pre-funded Warrants (the "Over-Allotment Pre-funded Warrants") representing up to 15% of the Pre-funded Warrants sold in the Offering, pursuant to the over-allotment option granted to ThinkEquity LLC, as representative (the "Representative") of the several underwriters (the "Underwriters") named in Schedule I to the Underwriting Agreement (as defined below).

In addition, the Company has agreed to issue to the Representative, as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Underwriter (the "Underwriting Agreement"), substantially in the form filed as Exhibit 1.1 to the Registration Statement, warrants, representing up to 5% of the aggregate number of Common Shares (or Pre-funded Warrants in lieu of Common Shares) sold in the offering (the "Underwriter Warrants"), with each warrant exercisable to purchase one Common Share.

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Pre-Funded Warrants and Over-Allotment Pre-funded Warrants, when issued and delivered against payment of the consideration therefor, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, and the Underwriter Warrants when issued and delivered, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, in each case, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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KWESST Micro Systems Inc.

July 19, 2024

Our opinions set forth above are subject to the following qualifications and exceptions:

(a) Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) We express no opinion as to the enforceability of any provision contained in any transaction document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations.

(d) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person's or entity's negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

(g) We note that, as of the date of this opinion, a judgment for money in an action based on a security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security would be required to render that judgment in the foreign currency or currency unit in which the security is denominated, and the judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

KWESST Micro Systems Inc.

July 19, 2024

(h) We call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion.

Our opinions expressed above are limited to the corporate laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the headings "Legal Matters" and "Advisors" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

  /s/ Dorsey & Whitney LLP